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Cautionary Statement Regarding Forward-Looking Statements
Certain statements in the transcript below may constitute "forward-looking statements" within the meaning of the federal securities laws. By their nature, all forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements for a number of reasons as described in our Securities and Exchange Commission filings, including those set forth in the Risk Factors section and under the section entitled "Cautionary Statement Concerning Forward-Looking Statements" in our most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q. These forward-looking statements may be identified by words such as ‘believes’, ‘expects’, ‘anticipates’, ‘projects’, ‘intends’, ‘should’, ‘seeks’, ‘estimates’, ‘future’ or similar expressions or by discussion of, among other things, strategy, goals, plans or intentions. The factors that could cause actual results to differ materially include the following: the possibility that the anticipated synergies and other benefits from the proposed merger of CVS Health and Omnicare will not be realized, or will not be realized within the expected time periods; the inability to obtain regulatory approvals of the proposed merger (including the approval of antitrust authorities necessary to complete the transaction) on the terms desired or anticipated; the timing of such approvals and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction; the risk that a condition to closing the transaction may not be satisfied on a timely basis or at all; the risk that the proposed transaction fails to close for any other reason; the risks and uncertainties related to CVS Health’s ability to successfully integrate the operations, products and employees of CVS Health and Omnicare; the effect of the potential disruption of management’s attention from ongoing business operations due to the pending merger; the effect of the announcement of the proposed merger on CVS Health’s and Omnicare’s relationships with their respective customers, vendors and lenders and on their respective operating results and businesses generally; access to available financing on a timely basis and on reasonable terms; the outcome of any legal proceedings related to the proposed merger; and the risks and uncertainties normally incidental to the long-term healthcare and pharmaceutical industries. Additional information concerning these and other risks and uncertainties can be found in CVS Health’s and Omnicare’s periodic reports filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies of these filings, as well as subsequent filings, are available online at www.sec.gov, www.cvshealth.com, www.omnicare.com or on request from CVS Health or Omnicare, as applicable. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as otherwise required by law, neither CVS Health nor Omnicare undertakes any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
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This communication may be deemed to be solicitation material in respect of the proposed acquisition of Omnicare, Inc. by CVS Pharmacy, Inc., a wholly owned subsidiary of CVS Health Corporation. In connection with the proposed acquisition, CVS Health and Omnicare intend to file relevant materials with the SEC, including Omnicare’s proxy statement on Schedule 14A. INVESTORS AND STOCKHOLDERS OF OMNICARE ARE ADVISED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING OMNICARE’S PROXY STATEMENT WHEN IT BECOMES AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS WITH RESPECT TO THE PROPOSED MERGER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the proxy statement (when available) and other relevant documents free of charge at the SEC's web site, http://www.sec.gov, and Omnicare stockholders

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EXPLANATORY NOTE:
On August 4, 2015, CVS Health Corporation held a conference call with investors, a transcript of which is set forth below.
CORPORATE PARTICIPANTS
Nancy Christal CVS Health Corporation - SVP of IR
Larry Merlo CVS Health Corporation - President & CEO
David Denton CVS Health Corporation - EVP & CFO
Jon Roberts CVS Health Corporation - EVP & President of PBM
Helena Foulkes CVS Health Corporation - EVP & President of Retail

CONFERENCE CALL PARTICIPANTS
Lisa Gill JPMorgan - Analyst
Scott Mushkin Wolfe Research - Analyst
Robert Jones Goldman Sachs - Analyst
Edward Kelly Credit Suisse - Analyst
Eric Bosshard Cleveland Research Company - Analyst
Steven Valiquette UBS - Analyst
George Hill Deutsche Bank - Analyst
Robert Willoughby BofA Merrill Lynch - Analyst
Charles Rhyee Cowen and Company - Analyst
Priya Ohri-Gupta Barclays Capital - Analyst
John Heinbockel Guggenheim Securities LLC - Analyst
Mark Wiltamuth Jefferies LLC - Analyst
David Larsen Leerink Partners - Analyst

PRESENTATION

Operator

Welcome to the CVS Health second-quarter conference call.

(Operator Instructions)

As a reminder, this conference is being recorded. I would now like to turn the conference over to your host today, Miss Nancy Christal, Senior Vice President of Investor Relations. Please go ahead, ma'am.

Nancy Christal - CVS Health Corporation - SVP of IR

Thank you, LaTonya. Good morning, everyone. Thanks for joining us. I'm here this morning with Larry Merlo, President and CEO, who will provide a business update and Dave Denton, Executive Vice President and CFO, who will review our second-quarter results as well as guidance for the third quarter and year. Jon Roberts, President of the PBM and Helena Foulkes, President of the Retail Business are also with us today. They will participate in the question-and-answer session following our prepared remarks. During the Q&A, please limit yourself to no more than one question with a quick follow-up, so we can provide more people with the chance to ask their questions.

Now, I have one key date to announce this morning. We plan to host our annual Analyst Day in New York City on the morning of Wednesday, December 16. At that time, you'll have the opportunity to hear from several members of our senior management team who will provide 2016 guidance as well as a comprehensive update on our strategies for growth. We plan to email invitations with more specific details later this month, but please save the date. Again, that's Wednesday, December 16. If you don't receive an invitation by early September and would like to attend, please contact me.

Also please note that we posted a slide presentation on our website just prior to the start of this call. The slides summarize the information you'll hear today as well as some additional facts and figures regarding our operating performance and guidance. Additionally, our Form 10-Q will be filed later this afternoon. It will be available on our website at that time. Please note that during today's presentation, we'll make forward-looking statements within the meaning of the federal securities laws. By their nature, all forward-looking statements involve risks and uncertainties.

Actual results may differ materially from those contemplated by the forward-looking statements for a number of reasons as described in our SEC filings, including the Risk Factors section and cautionary statement disclosures in those filings. During this call, we'll also use some non-GAAP financial measures when talking about our Company's performance, including free cash flow and adjusted EPS. In accordance with SEC regulations, you can find the definitions of these non-GAAP items as well as reconciliations to comparable GAAP measures on the Investor Relations portion of our website. As always, today's call is being simulcast on our website. It will be archived there following the call for one year. Now, I'll turn this over to Larry Merlo.

Larry Merlo - CVS Health Corporation - President & CEO
Thanks, Nancy. Good morning, everyone. Thanks for joining us. I'm very pleased to have the opportunity to discuss the strong second-quarter results we posted today. Adjusted earnings per share increased 7.7% to $1.22, that excludes $0.03 of acquisition-related transaction and financing costs. It's $0.02 above the high-end of our guidance range.

Operating profit in the retail business declined 1.4% coming in better than expectations, while reflecting the tougher comparison to last year. Operating profit in the PBM increased 7.1%, in line with expectations. We generated $523 million of free cash during the quarter and more than $2.1 billion year to date, keeping us on track to achieve our full-year free cash flow goal and to continue to return significant value to our shareholders.

Now given our outperformance this quarter, along with the previously announced acquisition-related decision to reduce this year's share repurchases by $1 billion, we are once again narrowing our guidance range. Excluding acquisition-related transaction and financing costs, we currently expect to achieve adjusted EPS for 2015 of $5.11 to $5.18, that compares to our previous range of $5.08 to $5.19. Dave will discuss this guidance in more detail during his financial review.

Now let me provide a brief update on the status of our pending acquisitions before reviewing the performance of our business. In May, we announced we entered into an agreement to acquire Omnicare, the leading provider of pharmacy services to long-term care facilities. The Omnicare acquisition provides a new pharmacy dispensing channel for us, enhancing our ability to provide the continuity of care for patients as they transition through the healthcare system. We remain very excited to assume leadership in this adjacent space.

Omnicare also has a complementary specialty business that will augment our capabilities. Now, as you know, the transaction is subject to approval by Omnicare shareholders as well as other customary closing conditions, including regulatory approval. Now, we currently expect the deal to close prior to the end of this year, perhaps as early as the third quarter. However, for financial modeling purposes, we are still assuming the transaction closes near the end of 2015.

In June, we announced that we entered into an agreement to acquire Target's more than 1,660 pharmacies and approximately 80 clinics. This transaction enables us to reach more patients. It adds a new retail channel for our unique offerings. It expands convenient options for consumers. The acquisition will expand our retail presence in new markets and enhance the healthcare experience for Target guests.

So we're very excited to be partnering with Target, another iconic brand with complimentary strengths and culture. Like the Omnicare deal, this transaction is also subject to customary closing conditions, including necessary regulatory clearance. The timing of the close of the Target transaction is uncertain, as it could fall into 2015 or 2016.

Now turning to the business update. I'll start with the 2016 PBM selling season. The marketplace has been active. Overall, RSP volume is consistent with last year. I'm pleased to report that we are having a very successful selling season. Gross wins currently stand at approximately $12 billion; with net new business standing at approximately $11 billion. Now, these new business numbers include estimated revenues based on current enrollment from the previously disclosed transition of the Coventry Med D business.

These net new numbers do not include any impact from our individual Medicare Part D PDP, which I will touch on in a few minutes. Now, while our wins span across client segments, a significant portion is in the health plan segment, demonstrating that our model is resonating strongly in that space. It's also important to note that the gross win revenue estimates for the health plans we've been awarded may be updated as a result of their Med D bid in open enrollment. So the revenue numbers I cited could change a bit based on those results.

To date, we have completed nearly 60% of our client renewals for 2016. That is pretty typical for this time of the year. We have seen strong retention. Our specialty pharmacy suite of services continues to gain share. Our differentiated specialty offerings provide a high-level of clinical support to patients while allowing us to effectively manage trend for our clients. With brand price increases and the accelerating growth in specialty, we are finding more clients receptive to our solutions that bend that cost curve.

In the second quarter, we continued to grow faster than the market, with specialty revenues increasing a healthy 28.4%. Now this growth is very robust at more than double the market growth rate, but less than recent quarters, as we have cycled the addition of Coram and have seen a flattening in the utilization trend of the new Hep C drugs. Our unique Specialty Connect offering continues to experience strong increases in prescription volumes, along with high satisfaction scores with patients, payers and providers.

You'll recall that Specialty Connect provides our patients with a choice to receive their specialty scripts either at a CVS Pharmacy or from our mail center, while receiving the central clinical expertise that leads to better health outcomes, no matter which channel they choose. As a reminder, regardless of the delivery channel patients choose, all specialty revenues now flow through the PBM segment, since that is where the actual fulfillment occurs.

As you're aware, we've developed a comprehensive set of programs to effectively manage specialty trend. One important component is our leading formulary exclusion strategy. We expect to employ similar strategies to manage the new class of cholesterol-lowering agents, the PCSK9 inhibitors. The potential size of the PCSK9 market is larger than any specialty product available today. It's our job to deliver the lowest possible price and to help ensure that the right patients are receiving these medications.

So we've developed a comprehensive approach to the management of this product class to ensure appropriate utilization and cost management for our clients and their members. With our unmatched suite of assets, we can provide a completely integrated specialty patient experience in the most cost effective way possible.

Now, let me also touch on our formulary strategy more broadly, as our approach for traditional drug therapies also continues to be enhanced. Yesterday, we notified our clients that we will be removing 26 additional products from the 2016 standard formulary. Our guiding principles around formulary management include maintaining clinical integrity, reducing pharmacy costs for plan sponsors and effectively transitioning members onto the formulary. Our rigorous approach to formulary management has resulted in billions of dollars in savings for our clients.

Our medical claims management capability through NovoLogix is also receiving notable interests. To date, we have about 18 million lives installed for editing or repricing, with a significant amount of others being implemented or in discussions. Our infusion capabilities through Coram remain a significant differentiator with clients. Site of care management is a key component of managing costs for specialty patients. We offer clients various solutions to help successfully manage those costs.

Before returning to retail, let me touch briefly on our Med D PDP, SilverScript. We currently have: about 3.4 million captive lives in our individual PDP; about 1.1 million captive EGWP lives; and we serve another 3.4 million lives through our health plan clients. So in total, we currently serve about 7.9 million Medicare Part D lives. Late last week, we received the preliminary benchmark results from CMS for 2016. I'm pleased to report that SilverScript once again qualified in 32 of the 34 regions. These strong benchmark results should enable us to retain the vast majority of the auto-assignees we currently serve. It positions us well for future growth. So, obviously we're very pleased with these results.

Now, moving on to the retail business, pharmacy same-store prescription volumes increased 4.8%, that's on a 30-day equivalent basis. We continued to gain pharmacy share. Our retail pharmacy market share was 21.6% in the quarter. That's up about 60 basis points versus the same quarter a year ago. Pharmacy same-store sales increased 4.1% and were negatively impacted by about 370 basis points due to recent generic introductions and another 80 basis points from the implementation of Specialty Connect, which again transfers specialty scripts from our retail to our PBM segment.

In the front-store, comps were down 7.8%. On a comparable basis, front-store sales would have been essentially flat after adjusting for the tobacco impact; while we experienced a decrease in front-store traffic that was partially offset by an increase in the average customer basket. Once again, we gained share in our core health and beauty categories in both the drug and multi-outlet markets.

We continue to focus on positioning ourselves as a leading health and beauty destination to drive profitable growth. To date, we've expanded healthy snack food options in about 275 stores. Our plan is to complete the healthy food rollout in about 450 stores by year end. We're also upgrading the beauty departments in several thousand stores this year with a goal of positioning CVS as the leader in beauty. Early results in these stores have been very positive. We plan to expand our healthy food in elevated beauty programs in 2016.

We've talked a lot about ExtraCare; ExtraCare continues to be an important driver of profitable front-store growth. On a rolling 12-month basis through Q2, customers redeemed savings and ExtraBucks totaling more than $4 billion. Now, we've been focused on delivering the right offer to the right customer at the right time and in the right channel.

Digital and specifically mobile are important tools in powering up our personalization efforts. We have an industry-leading highly rated mobile app with a new and improved ExtraCare experience. To date, more than 10 million customers have downloaded that app. Our front-store margins in the quarter continued to benefit from the tobacco exit along with an improved product mix. On a comparable basis to last year, even after adjusting for the tobacco elimination, front-store margins once again improved notably.

Store brand penetration continues to increase in the quarter reaching 20.9% of front-store sales. That's up about 265 basis points from last year, with about 120 basis points of that growth resulting from tobacco being excluded from the denominator. We continue to see broad-based opportunities for further store brand penetration as we continue to make progress toward our 25% goal.

Turning to our store growth for the quarter. We opened 25 new stores, relocated 16, closed 5, resulting in 20 net new stores. We plan to add about 150 net new stores for the full year, equating to an anticipating increase in retail square footage growth of around 2%. As for MinuteClinic, we opened 11 net new clinics in the quarter, ending the quarter with 997 clinics across 31 states plus the District of Columbia. Our revenues increased about 21% versus the same quarter last year.

We successfully completed our EPIC Electronic Health Record rollout to all MinuteClinics. I think, as you know, EPIC enables us to interact with major health systems across the US. It also supports the expansion of services, as we can broadly expand access to patients with both minor and chronic conditions.

Then just last month, we completed the first anniversary of our Red Oak sourcing venture with Cardinal Health. Since its launch, Red Oak has established a best-in-class sourcing program. With its unparalleled expertise, the simplicity of its business structure and combined purchasing volume, the venture has enhanced supply chain efficiencies and helps spur innovative purchasing strategies with generic manufacturers. Folks at Red Oak are focused on the continuity of relationships with suppliers, which should serve as a strong foundation for the future.

Now, you may have heard on Cardinal's earnings call last week, due to the achievement of certain milestones, the quarterly payment from Cardinal to CVS Health will increase by $10 million in the third quarter of this year. This was contemplated in our guidance range. We remain extremely pleased with the results. So with that, let me turn it over to Dave for the financial review.

David Denton - CVS Health Corporation - EVP & CFO

Thank you, Larry. Good morning, everyone. As I typically do, I'll begin today by highlighting how our disciplined approach to capital allocation continues to enhance shareholder value. I'll then follow that with a detailed review of our strong second-quarter results, as well as an update on our 2015 guidance. As you know, we announced two acquisitions and issued $15 billion in long-term debt just since our last earnings call. As a result, there are many different numbers circulating in the marketplace. It is my goal this morning to provide you with some additional clarity with regard to the pending acquisitions in order to help you with your modeling in both the short and the medium-term.

So as it relates to our capital allocation program, let's begin with our dividend payout. We paid $395 million in dividends in the second quarter and $794 million year to date. Our dividend payout ratio stands at 28.1% over the trailing four quarters after excluding the impact of non-recurring items in both years. We remain well on track to achieve our target of 35% by 2018. The $2 billion accelerated share repurchase program that we entered into during the first quarter concluded during Q2. In addition to the 16.8 million shares we received in January, we received 3.1 million shares in May to conclude the agreement.

In total, for the first half of the year, we repurchased approximately 28.9 million shares for approximately $2.9 billion or $101.33 per share. For the full year, as we have noted, we expect to complete $5 billion of share repurchases. This reflects an increase of approximately 25% versus 2014 despite the $1 billion acquisition-related reduction to our share repurchase plans for this year. So between dividends and share repurchases, we have returned more than $3.7 billion to our shareholders in the first half of 2015 alone. We currently expect to return more than $6 billion for the full year.

As I said, we recently issued a series of senior notes totaling $15 billion. The tranches are well-laddered. The terms range from 3 years to 30 years. There is no one year in which the maturities are especially large. Despite rising interest rates over the past couple of months, we are able to secure the debt at a favorable blended rate of approximately 3.75%. So obviously, we're very pleased with the placement.

As we've said previously, the net proceeds will be used to fund both our acquisitions. Any remaining proceeds, we use for general corporate purposes. This new debt increases our leverage ratio to approximately 3.2 times adjusted debt to EBITDA. We are committed to getting back to our target of 2.7 times. While we have not set a specific timeline for achieving that level, our strong cash generation should enable us to do so in a reasonable amount of time.

Moving on, as Larry said, we have generated more than $2.1 billion of free cash in the first six-months of the year. We continue to expect -- to produce free cash of between $5.9 billion and $6.2 billion this year, excluding the impact of acquisition-related costs. Now turning to the income statement, let me again -- let me note again, that we did incur some acquisition-related costs throughout the quarter. In a few areas where these costs were incurred, I will quantify their impact on EPS. They are mainly within the corporate segment and the interest expense line.

So adjusted earnings per share from continuing operations, excluding acquisition-related costs, came in at $1.22 per share, $0.02 above our guidance range and up 7.7% over LY. We incurred approximately $0.03 of deal related transaction and financing costs within the quarter. GAAP diluted EPS was $1.12 per share. The retail segment posted profit above the high-end of expectations.

The corporate segments expenses came in better than expected. The PBM segment posted solid numbers within our expectations. Much of the outperformance throughout the quarter was driven by lower than expected inter-company profit eliminations due to the mix of our business as well as a favorable tax rate. So with that, let me quickly walk you down the P&L. On a consolidated basis, revenues in the second quarter increased 7.4% to $37.2 billion. In the PBM segment, revenues increased 11.9% to $24.4 billion. This increase was driven largely by growth in specialty pharmacy, as well as an increase in pharmacy network claims.

In addition to inflation the growth in specialty was driven by increased claims due to new products, new clients and the impact of Specialty Connect. Partially offsetting this growth was an increase in our generic dispensing rate, which grew approximately 150 basis points versus the same quarter of LY 283.9%. In our retail business, revenues increased 2.2% in the quarter to $17.2 billion, just above the high-end of our guidance. This growth was driven primarily by solid pharmacy same-store sales and healthy script growth, despite the transition of specialty revenues into the PBM.

Retails generic dispensing rate also increased by approximately 150 basis points to 85%, which as you know, dampens revenue growth. We saw a strength in the top line at retail versus our guidance due primarily to the mix of pharmacy scripts. Turning to gross margin, we reported 17.2% for the consolidated company in the quarter. A contraction of approximately 105 basis points compared to Q2 of 2014 but also in line with our expectations. In addition to each segment's performance the decline is due in part to a mix shift in our business. As our lower margin PBM business continues to grow faster than our retail business.

Keep in mind that margins in last year's second quarter benefited the finalization of California's Medicaid reimbursement rates. And this intensifies the year-over-year decline. Recall that the finalization of these rates benefited retail gross margin by $53 million and PBM gross margins by $60 million in the second quarter of LY. Within the PBM segment, gross margin declined 40 basis points from Q2 of 2014 to 5.1%. This was driven by the tough comparison with last year's second quarter due to the finalization of California's Medicaid rates, as well as ongoing price compression.

Those factors were partially offset by the improvement in GDR as well as favorable purchasing and rebate economics. Despite the decline in gross margin rate, gross profit dollars were up 3.8%. Gross margin in the retail segment was 30.9% down approximately 55 basis points from LY. This was driven by the tough comparison with last year's second quarter, due again to the finalization of California's Medicaid rates, the continued pressure on pharmacy reimbursement rates and the continuing mix shift towards pharmacy. This margin pressure was partially offset by a number of positive factors, including: the increase in GDR; favorable pharmacy purchasing economics; the benefit from front-store margin rate from the tobacco exit and changes in the mix of front-end sales.

While gross margin rate was down, profit dollars did increase slightly in the quarter, despite the impact from the tobacco exit. Total operating expenses as a percent of revenues improved by approximately 75 basis points from Q2 of 2014 to 11.1%. The PBM segment SG&A rate improved by approximately 20 basis points to 1.2%, with growth in operating expenses dollars in line with our expectations. As reported, operating expenses as a percent of sales in the retail segment improved by approximately 20 basis points to 21.1%.

This improvement occurred despite the reduction in retail sales related to our decision to exit the tobacco category, as well as the impact of Specialty Connect, which as you know, shifts sales from our retail segment into the PBM segment. On a comparable basis, our sales leverage at retail actually improved approximately 60 basis points. Within the corporate segment, expenses grew 4.6% to $215 million, driven by the acquisition-related transaction costs that were incurred throughout the quarter. These acquisition-related costs were approximately $0.01 dilutive to earnings per share, excluding these costs, corporate expenses were better than expected improving year-over-year.

So with that, adding it all up, operating margin for the total enterprise declined approximately 30 basis points in the quarter to 6.1%. Operating margin in the PBM declined approximately 15 basis points to 3.8%. While operating margin at retail declined approximately 35 basis points to 9.7%. As Larry noted, retail operating profit decreased 1.4% in the quarter and was better than our expectations.

On a comparable basis, excluding the California Medicaid impact from last year's results as well as tobacco, retail operating profit growth would have been approximately 490 basis points higher, increasing approximately 3.5%. PBM operating profit increased 7.1%, in line with expectations. On a comparable basis, again excluding the California Medicaid impact from last year's results, operating profit in the PBM would have been approximately 200 basis points higher, increasing more than 9%.

Now going below the line on the consolidated income statement, net interest expense in the quarter increased approximately $8 million from LY to $166 million, again, due primarily to the acquisition-related financing costs that were incurred throughout the quarter. These costs were associated with the bridge loan facility that we entered into in connection with the Omnicare transaction.

In total, we paid approximately $52 million in fees, which were capitalized and amortized as interest expense over the period the bridge facility was outstanding. The facility expired in July, when we issued $15 billion of senior notes. As a result, we reported amortization of the bridge loan fees of $36 million during the second quarter. The remaining amount will be recorded in the third quarter. Our effective tax rate was 39.3%, slightly lower than expected. The tax rate drove less than $0.01 of the EPS beat. Our weighted average share count was 1.1 billion shares, again, in line with expectations.

So what that, now let me update you on our guidance. I'll provide the highlights as well as some additional clarity on the impact of the pending acquisitions. You can find the additional details of our guidance in the slide presentation that we posted on our website earlier this morning. Given our outperformance in the second quarter and the reduction in the share repurchases planned for this year, we are narrowing our rage for 2015 adjusted earnings per share by raising the bottom of the range by $0.03 bringing the top end down by $0.01.

So we now expect to deliver adjusted earnings per share in 2015 in the range of $5.11 to $5.18 per share, excluding any acquisition-related transaction and financing costs. This guidance reflects strong year-over-year growth of 13.75% to 15.25%, again, after removing the impact in 2014 related to the loss on the early extinguishment of debt. As Larry said, for modeling purposes, we assume that the Omnicare acquisition closes near the end of 2015. The timing of the close of the Target transaction is a bit more uncertain, as it could fall into 2015 or into 2016.

With that as context, there are a couple of things to keep in mind regarding this guidance. First, it includes the impact of the $1 billion reduction in share buybacks this year. Second, it excludes any operating results generated by Omnicare or the Target asset as well as any integration costs that may be incurred. Finally, it also excludes any deal-related transaction and financing costs. Obviously, there are several moving parts that I want to quickly walk you through, so it might be helpful to review slide number 29 from the slide deck that we posted on our website early this morning, which provides a helpful summary of all the puts and takes.

Currently, we have recorded approximately $0.01 in transaction costs. We expect to incur another $0.03 to $0.05 this year, depending on whether -- on which year the Target acquisition falls into. We've also incurred about $0.02 in financing costs associated with the bridge facility. We are forecasting another $0.13 of net interest expense related to the bridge, as well as the placement of the senior notes last month. So in total, this guidance excludes the $0.19 to $0.21 in deal-related transaction and financing costs. My intention with the pending acquisitions is to provide guidance that includes those businesses at some point after each deal closes once we've had the opportunity to better forecast their underlying business performance.

So our core business is performing well. This revised guidance reflects just that. All in, GAAP diluted EPS from continuing operations is expected to be in the range of $4.64 to $4.71 a share. Net revenue growth is expected to be a bit stronger in both the PBM and retail segments. As a result, consolidated net revenue growth is now expected to be 7.5% to 8.5%. We expect PBM revenue growth of 11.5% to 12.5%, 25 basis points higher than our prior guidance. This revised guidance reflects our expectation for stronger network volumes. So we are also increasing our adjusted claims expectation to a range of 1.15 billion claims to 1.16 billion claims.

Additionally, we have increased our expectations in the retail segment and now expect revenue growth of 2.5% to 3.25% year-over-year. This guidance mainly reflects our revised expectations for a slightly lower generic dispensing rate for the full year, due to some timing shifts in the generic market place. Given PBM performance to date and higher volumes, we are also narrowing and increasing guidance for operating profit growth in our PBM segment. We now expect PBM operating profit to increase 10% to 12% year-over-year, an increase of 225 basis points on the low-end and 125 basis points on the top.

Given that the increase in retail revenue outlook is due largely to fewer generics than expected, we are trimming our operating profit growth expectations to a range of 4.25% to 5.5%. As I said before, we continue to expect to produce free cash of between $5.9 billion to $6.2 billion this year, excluding the impact of acquisition-related costs. So with that, let me provide guidance for the third quarter.

We expect adjusted earnings per share to be in the range of $1.27 to $1.30 per share in the third quarter, reflecting year-over-year growth of 10.5% to 13.5% after removing the impact in Q3 of 2014 related to the loss on early extinguishment of debt. As with the full-year, this excludes all deal-related costs. GAAP diluted EPS from continuing ops is expected to be the range of $1.13 per share to $1.16 per share within the third quarter. Within the retail segment, we expect revenues to increase 2.75% to 4.25% versus the third quarter of LY.

Adjusted script comps are expected to increase in the range of 4.75% to 5.75%, while we expect total same-store sales to be up 1% to 2.5%. On September 3, we'll mark the anniversary of our exit from tobacco. So we'll see a negative impact on front-store comps, during the first two months of the quarter. So sequentially, revenue growth is expected it improve. We expect the negative impact on front-store comps in third quarter to be approximately 500 basis points. In the PBM, we expect third-quarter revenue growth of between 9% and 10.25%, driven by continued strong growth in specialty and network volumes. We expect retail operating profit to increase 4% to 6%. PBM operating profit to increase 2% to 6% within the third quarter.

During the course of the year, we've been highlighting several timing factors that effect the cadence of profit delivery throughout this year. Factors that are expected to impact the cadence the most include the timing of break-open the generics, our tobacco exit and the investments we made in the PBM's welcome season. While we delivered a very strong first half, quite frankly above our own expectations, the cadence of profit growth is still expected to be back half weighted. So all things considered, we continue to expect a strong back half of the year and especially the fourth quarter.

So in closing, I'll leave you with four key thoughts. First, we posted very strong growth year to date. Second, our 2015 outlook for each business and the enterprise overall is strong. We continue to benefit from the unique solutions we are delivering in the marketplace. Third is, our pending acquisitions supplement our base businesses and set us up nicely for continued strong growth well beyond 2015. Finally, we expect to continue to generate significant free cash. We are committed to using these assets to maximize the value of return to our shareholders through a disciplined approach to capital allocation. With that, I'll turn it back over to Larry.

Larry Merlo - CVS Health Corporation - President & CEO

Okay. Thanks, Dave. I think you can hear that we're certainly pleased with our continued strong performance in the second quarter, the outlook that we have for the rest of the year and certainly the opportunities the announced acquisitions will present for future growth. With that, let's go ahead and open it up for your questions.

QUESTION AND ANSWER

Operator
(Operator Instructions)

Lisa Gill, JPMorgan.

Lisa Gill - JPMorgan - Analyst
Thank you for all of the detail. Obviously, another great PBM selling season. Larry, if you or Jon could maybe just talk about two things around the selling season. One, Larry, I think you characterized it as being fairly typical from what you've seen over the last few years, but you continue to win a lot of business. Can you talk about maybe what's helped you to win this year? Then secondly, just help us to understand how do we think about the setup going into 2016 as it pertains to plan design? Are we seeing more people adopt your formulary? Are we seeing more people adopt specialty? How do we think about it, as we're thinking about how that sets up for 2016?

Larry Merlo - CVS Health Corporation - President & CEO
Lisa, I'll take the first question. I'll ask Jon to comment in more specifics around your second question. But, Lisa, I think the success that we're continuing to see, it really reflects our integrated model. I think as we've talked in the past, you've got to be right on price. You've got to be right on service.

But once we get past that, we've got an awful lot of differentiation that is resonating for clients across all the sectors. I mentioned in our prepared remarks that the success this particular selling season has been more skewed with the health plan segment. The health plans probably represent around 80% of the gross business wins of the $12 billion. Obviously, we're pleased with those results. I'll ask Jon to take a deeper dive in terms of more specifics.

Jon Roberts - CVS Health Corporation - EVP & President of PBM
So, Lisa, if -- let me focus and start with health plans. They have multiple lines of business. They have commercial. They have Medicare. They have manage Medicaid and exchanges. We see different priorities based on the health plans' business makeup of those four lines of business. If you start with health plans want to be competitive in the marketplace. They want competitive pricing and high levels of service. Clearly, these are areas that we've consistently delivered in over the last several years.

We've been predictable, consistent and stable. This is an important area, as health plan clients evaluate their options in the market. Most health plans' biggest challenge is in the government space. We bring in lot of expertise in both Medicaid and Medicare. We provide advisory and consultative services that help them manage and build competitive government programs. So as an example, we provide programs to support their Star measures. We also help them design their formulary's and benefit designs for Medicare.

The other top priority for health plans is specialty. We have the most comprehensive suite of solutions to help managers spend in their specialty members across both the pharmacy and medical benefit. We've talked in the past about Specialty Connect, Coram, NovoLogix, Accordant and MinuteClinic. Then we also offer many robust clinical programs that integrate into their clinical strategies and help overall medical costs. So we're able to provide value beyond just pharmacy cost management.

We've also been very successful in the employer and state government space. These clients have embraced our integrated model and all the value we're able to bring them and their members. So, we continue to be successful in the market and win new business because of the value and the support we're able to bring clients and their members. If we talk about what are we seeing from a plan design? Maybe I'll focus on the new business wins that we're bringing on this year.

If we start with the employers that are coming on board 1/2016, we're seeing very high adoption of our programs such as maintenance choice, exclusive specialty with Specialty Connect formulary program with exclusions. We're also seeing very strong adoption of our integrated offerings as well as our cost management solutions. Health plans, which Larry mentioned, is about 80% of our gross wins. We see a very different dynamic across those core lines of business that I mentioned. For Medicare, we see very strong alignment with our Med D formulary and preferred network options. For managed Medicaid, we see adoption of narrow networks.

For commercial plans, they pretty much bring them over as is because they need to work with their downstream clients or state insurance commission. So there's more of a lag. But we do see interest in maintenance choice, formulary, narrowing of their specialty providers and in some cases narrowing their networks. But it usually takes a year or two to implement. For exchanges, we see adoption of our formulary and strong interest in network solutions. So with double-digit trend combined with the need to be competitive in the B to C lines of business for health plans, we expect to see high-levels of interest and adoption for our programs across our book of business.

Lisa Gill - JPMorgan - Analyst
Great. Thank you so much for all the detail, Jon. I appreciate it.

Jon Roberts - CVS Health Corporation - EVP & President of PBM
Thanks, Lisa.

Operator
Scott Mushkin, Wolfe Research.

Scott Mushkin - Wolfe Research - Analyst
Lisa took the one I was going to nab, but I wanted talk about Target. This is really for Jon. When you think of bringing those pharmacies in and how it works with the PBM side of the business, can you talk us through your thought process? What that does for you as maybe you enter the 2017 selling season?

Larry Merlo - CVS Health Corporation - President & CEO
Scott, it's Larry. I think as we talked when we announced the Target acquisition, obviously, it expands our reach in new geographies, largely West of the Mississippi certainly the Pacific Northwest. So, I think from a PBM point of view, where we did not have good geographic representation, I think that certainly goes a long way to fill that void. At the same time, it opens up another channel for consumers.

It opens up the different ways in which we can offer our unique and integrated clinical programs, whether it's pharmacy advisor or -- Scott, you've heard us talk about the things that we've done that we've been able to demonstrate in improving access, we're also able to reduce overall costs. So we think it becomes an important solution to some of the challenges that our health care system faces today around access quality and cost.

Scott Mushkin - Wolfe Research - Analyst
Then maybe as a follow-up. Larry, thanks for that. The inter-company eliminations, I think, Dave, you talked about as being one of the reasons that drove the outperformance. It seemed like the revenue was really strong on that line but the profitability isn't. Obviously, one of the successes of CVS is the integrated model. How are we supposed to think about the inter-company eliminations on the profit side, being maybe a little bit less -- help profits, is this a problem? Or is this just kind of the cadence of the business?

David Denton - CVS Health Corporation - EVP & CFO
Scott, this is Dave. This is just the cadence of the business. This is just -- we forecast that on a quarterly basis. Quite frankly, just the mix of scripts and how they flow through the PBM and how they flow through retail, which is off just a tick. So there's no underlying concern there.

Larry Merlo - CVS Health Corporation - President & CEO
No worries.

Scott Mushkin - Wolfe Research - Analyst
Should we key more into the revenue line given the changes that have taken place? Especially with the specialty going over to the PBM?

David Denton - CVS Health Corporation - EVP & CFO
Yes, I think you kind of actually have to look at both, because just with inflation, you can get a false positive or negative based on -- we could have share capture that's disproportionate, but with the generic influx or generic cadence, it could affect that line a bit. So I'd look at both, quite frankly.

Scott Mushkin - Wolfe Research - Analyst
All right. Perfect. Thanks, guys. Congratulations on all the wins.

Larry Merlo - CVS Health Corporation - President & CEO
Thanks, Scott.

Operator
Robert Jones, Goldman Sachs.

Robert Jones - Goldman Sachs - Analyst
I guess sticking with that theme, just going back to the net new number, obviously, a pretty big season, even if we account for the Coventry contribution. I'm just curious, Larry our Dave, any more insight you can share with where the business is coming from? I guess if we think about -- are these clients, it sounds more on the health plan side, are they clients switching from other PBMs? Or are you seeing any other change in behavior maybe more folks carving out the pharmacy benefit? Just trying to get a sense of where all the net new is coming from for you guys?

Larry Merlo - CVS Health Corporation - President & CEO
Bob, it's Larry. You are right. We said about 80% of the gross wins coming out of the health plan segment, the vast majority of that is clients switching PBM. I think Jon touched on some of the key elements earlier that when you look at the makeup of the health plan business and you think about commercial, Medicare, Medicaid, exchange products, we can bring solutions in a very differentiated way for each of those segments within the health plan. I think once again, it's the model resonating with those clients in terms of we can satisfy differentiated needs within that particular health plan's book of business.

Robert Jones - Goldman Sachs - Analyst
I guess this is my quick follow-up then on the PBM. If I look at the profit from this quarter up 9%. David, you mentioned in your remarks that you guys are guiding for gross profit growth in the 2% to 6% range, I believe, for 3Q. Just curious, what's driving that slowdown? Anything that was already kind of thought of in guidance as far as the cadence of profit growth from quarter to quarter?

David Denton - CVS Health Corporation - EVP & CFO
Yes. Really, there's a couple things that happened. As you know, our profit in the PBM have typically been a little lumpy quarter over quarter, based on how we performed in Medicare. So you see the timing shift a bit based upon where we hit the reinsurance levels, number one. That's kind of common. It's hard to predict, number one. Number two, as we ramp in to the back half of this year, we're overlapping the introduction of Hep C and overlapping the rebate performance in that category and other categories within specialty.

Robert Jones - Goldman Sachs - Analyst
Okay. Got it. Thanks so much.

David Denton - CVS Health Corporation - EVP & CFO
You're welcome.

Operator
Edward Kelly, Credit Suisse.

Edward Kelly - Credit Suisse - Analyst
Larry, your success in the selling season obviously doesn't go unnoticed. Have you seen any behavioral changes this season from competition that might be worth mentioning at all?

Larry Merlo - CVS Health Corporation - President & CEO
Ed, there is nothing that is top of mind, when you ask that question. As we've talked for the last couple years, the market place remains competitive. As I just mentioned, in response to Lisa's question, you have got to be right on price and service is the ticket to the game. Then I think our differentiated model comes into play in a very healthy way after that.

Edward Kelly - Credit Suisse - Analyst
All right. Then maybe just as a quick follow-up here. You've been fairly active on the M&A front recently. Larry, could you just maybe take a step back and kind of assess where you are today post the Omnicare and Target relative to -- really think relative to where you want to be longer-term in the evolving landscape? Are there still gaps or opportunities to sort of think about?

Larry Merlo - CVS Health Corporation - President & CEO
Ed, I think that as we've talked about the strategy -- again, Nancy touched on Analyst Day, we'll talk more about this in December. But we think that we have a unique opportunity with healthcare becoming more consumer directed. You think about the fact that we have got broad capabilities today, whether you're talking about retail, PBM, specialty, infusion, medical claims, MinuteClinic and soon long-term care.

That we can manage the consumer, the patient, through the continuum of their healthcare lifecycle, if you will. Ed, I think we feel pretty good about where we are today. Obviously, we'll look to continue to add to that list of ways in which we can serve the patient and connect the dots, so to speak.

Edward Kelly - Credit Suisse - Analyst
Great. Thank you.

Larry Merlo - CVS Health Corporation - President & CEO
Thanks, Ed.

Operator
Eric Bosshard, Cleveland Research.

Eric Bosshard - Cleveland Research Company - Analyst
Curious on the reimbursement rate environment on the pharmacy side of the business. What trends you're seeing there? As we look forward, what your outlook is on gross margin on the retail side?

David Denton - CVS Health Corporation - EVP & CFO
Eric, this is Dave. Maybe I'll just talk about it a bit. I think that there's a couple things that are occurring. I think not so much if you look at gross margin, as I said in my prepared remarks, there's been a little bit of shift in the -- I'll say, the availability of generic drugs into the marketplace that are in a break open status. So that has influenced, a bit, our gross margin and the gross margin performance, both the first half of year and more importantly the back half of the year.

I do think, if you look at the reimbursement trends in the marketplace, as we have said many times, there continues to be reimbursement pressure in the marketplace. We don't see that abating and it continues to occur. I think we expect that to continue to occur, not only this year, but as we look out into the future. If you look at our --if you step back a second and you look at our five-year targets that we've established, we've always talked about the fact that revenue is going to grow faster than operating profit, implying margin compression. Part of that is due to the reimbursement intensity in the marketplace. We think that's going to continue.

Eric Bosshard - Cleveland Research Company - Analyst
Great. If I could have just one follow-up. You've worked through the exit from tobacco pretty effectively to continue to do what you are doing with profits in that business with less sales. Curious if there's any plans as we move forward incrementally for what to do with that space? Or if there's anything else in the front end that you're aspiring to move towards, as you move away from that? Or as you moved away from that?

Helena Foulkes - CVS Health Corporation - EVP & President of Retail
Sure, this is Helena. I think -- you'll hear us talk more about it at Analyst Day. But we've been really focused on becoming the leading health and beauty destination. I think when we made that tobacco announcement, it really forced us to step back and say, what do we want to be for the consumer? Where do we want to win? So we've developed a five part strategy.

The first is around better health made easy; this relates to the healthy food section that Larry talked about. The second is around elevating beauty; Larry mentioned that as well. The third is around customer driven personalization; we have a leading head start obviously with ExtraCare, but we see a tremendous opportunity to be even more relevant and targeted in our go-forward strategy. The fourth of these is around what we call, My CVS Health; it's really tailoring our offering for the marketplace we're serving on a local basis.

So for example, if you look at the acquisition of Navarro a year ago, we have done a lot to learn from that acquisition. We've, in fact, reset 12 stores -- CVS stores in Miami around that acquisition. We're very encouraged. It's certainly too early to share results but very encouraged by what we see as an opportunity with the Hispanic customers. Then the fifth component of it is all around digital innovation.

So I think that the good news is the team really did a great job stepping back and thinking forward to where we want to be, how we want to win. If you are able to get into these 275 stores, where we've reset them with healthy foods, it's a really good example I think of what the future path is for us. You get a very different feeling in the front of our store, around healthy food. The beauty experience is quite elevated.

Eric Bosshard - Cleveland Research Company - Analyst
Thank you.

Operator
Steven Valiquette, UBS.

Steven Valiquette - UBS - Analyst
So one other question here just on the PBM selling season. Obviously, $12 billion gross wins, a pretty monster number. The WellCare Group at their analyst meeting back in February, they disclosed their PBM spend was exceeding $6 billion and approaching $7 billion. Then the PBM on the other end of the Coventry book has suggested that Medicare piece is worth above $3 billion. So just curious to whether you share those views? Or if you have different numbers? Then also with your comment about the health plans being roughly 80% or maybe over 80% of the total, just curious if you isolate just your results in the commercial market, just want to confirm whether or not your wins were net positive for 2016? Thanks.

David Denton - CVS Health Corporation - EVP & CFO
Steve, maybe I'll start here. We're not at liberty to talk about revenue per client. So I can't really confirm that at this point in time. But obviously, the bulk of our wins as we cycle into 2016 are within the health plan segment. Then our products and services continue to resonate there. On the commercial side, I guess you're asking from a commercial standpoint if we have net wins versus net losses?

Steven Valiquette - UBS - Analyst
Correct.

David Denton - CVS Health Corporation - EVP & CFO
Is that the question?

Larry Merlo - CVS Health Corporation - President & CEO
Is that in the employer segment, Steve, you're talking about?

Steven Valiquette - UBS - Analyst
Yes, just employer, correct. Yes.

Larry Merlo - CVS Health Corporation - President & CEO
It's still early because we are still 60% through the renewal season. So we'll talk about that in December Analyst Day and talk about the makeup of our wins and losses. Then you'll be able to net it out at that point.

David Denton - CVS Health Corporation - EVP & CFO
But as we stand here today, just be clear -- as we stand here today, we are in a net win position within the employer/commercial market.

Steven Valiquette - UBS - Analyst
Okay. One other real quick one, just the 2016 formulary was obviously just only announced. I'm curious though, if you do go back several years ago, it did seem that formulary change, it used to be viewed maybe with some mixed emotions by clients, maybe even a bit of negativity. But I'm just curious now, do you think clients are more receptive to these formulary exclusions today versus historically, as perhaps clients are more conscious of the savings potential? Just kind of curious to get your thoughts on that? Because now it seems like these are viewed more positively than negatively versus history. Thanks.

Larry Merlo - CVS Health Corporation - President & CEO
Steve, I think you're absolutely right. Keep in mind that we were first to market with the formulary strategy. You are right. It was met with the mixed belief that you acknowledged. I think that over the past four years, we've demonstrated to clients and their members that not only is it a cost savings opportunity, but at the same time, equally if not more important, we can manage their members in a seamless fashion. None of this is disruptive to the continuity of care. So I think it is becoming -- it is getting more focused. As there becomes more opportunities in the specialty space, that just adds to the dialogue.

Steven Valiquette - UBS - Analyst
Okay. Great. Thanks.

Larry Merlo - CVS Health Corporation - President & CEO
Thank you.

Operator
George Hill, Deutsche Bank.

George Hill - Deutsche Bank - Analyst
Larry, I wanted to talk a little bit more about retail pharmacy consolidation. You've seen managed care consolidate up around the industry pretty quick. The PBM industry is consolidated up now basically into three large vendors. You guys made an interesting move with the Target transaction. I just wanted to ask, what you think is the -- what do you think is the capacity for further retail pharmacy consolidation? Can the market consolidate to a point where you get some type of competitive balance for the retailers versus the payers?

Larry Merlo - CVS Health Corporation - President & CEO
George, when you look at the retail pharmacy landscape, keep in mind, there continues to be more than 60,000 pharmacies operating across the country. That number has not changed in a significant way over the last couple years to include the role that the independents play. The independents continue to grow. I think for us, the Target acquisition, as we talked earlier on the question, it became an exciting opportunity to increase our geographic presence in a very, very capital efficient way. We've got -- we're excited about the opportunities.

George Hill - Deutsche Bank - Analyst
Okay. I guess maybe then a quick follow-up would just be, do you expect more opportunities like Target to present themselves? Then given what you guys know, if you look at the companies that compete in the pharmacy space outside of the big regional pharmacies, given that Target was losing money, can you imagine any of these guys are making much money in pharmacy?

David Denton - CVS Health Corporation - EVP & CFO
George, this is Dave. It's kind of hard to speculate on that. I would just say that our focus, first and foremost, is to execute against the pending acquisition, rollout our products and services in a way that puts our clinical programs into the hands of more members as they shop this new and exciting channel and to work, as Larry said before, to reduce cost, to improve access and to improve the health outcomes of patients that we serve. That continues to be our focus right now.

George Hill - Deutsche Bank - Analyst
Okay. All right. Thanks guys.

Operator
Robert Willoughby, Bank of America.

Robert Willoughby - BofA Merrill Lynch - Analyst
Yes, a specific one for Jon. We heard from a competitor last night who pointed to continuing opportunities in open specialty pharmacy networks. But with your $12 billion of gross PBM wins, have you noticed any interest in narrowing the specialty pharmacy networks in particular?

Jon Roberts - CVS Health Corporation - EVP & President of PBM
Well, when you look at the employer wins, most of the employers actually, come with us exclusively for specialty. With health plans, they typically have multiple vendors. But we are seeing a move even for health plans to narrow it from say three or four or five vendors down to somewhat less and they get better pricing and better clinical program execution. So we do have -- we do business with many health plans where we're not the PBM and standalone specialty. That's business for us continues to go grow and will continue to pursue it.

Robert Willoughby - BofA Merrill Lynch - Analyst
Okay. Then just as it relates to the Cardinal relationship, what opportunities do you see to expand the areas in which you're working?

Larry Merlo - CVS Health Corporation - President & CEO
Bob, it's Larry. As I mentioned, I think the team has done an awful lot of work in a short period of time in the first year. Certainly, we're always looking to work in terms of how we can create additional value for the business and our customers. I don't know that there's anything on the horizon that we can talk about right now. But certainly, I think the Red Oak team will have an ongoing focus in terms of how they can create additional value.

Robert Willoughby - BofA Merrill Lynch - Analyst
Thank you.

Operator
Charles Rhyee, Cowen.

Charles Rhyee - Cowen and Company - Analyst
Just -- maybe one just quick clarification from Dave. In the guidance, just to be clear, you're excluding the financing costs, but we are including just the incremental interest expense from the new issuance on the debt, right?

David Denton - CVS Health Corporation - EVP & CFO
No, I'm excluding both.

Charles Rhyee - Cowen and Company - Analyst
Okay.

David Denton - CVS Health Corporation - EVP & CFO
I'm excluding both the bridge facility costs as well as incremental debt that we took on in relation to financing the acquisitions. In fact, slide 29, gives that nice little, I'll say, walk forward of all those components.

Charles Rhyee - Cowen and Company - Analyst
Okay. All right. Great. That's it. Thanks, guys.

David Denton - CVS Health Corporation - EVP & CFO
Thank you. Take care.

Operator
Priya Ohri-Gupta, Barclays.

Priya Ohri-Gupta - Barclays Capital - Analyst
Dave, I think this is a question that I continue to get. It would be helpful if you could maybe give us a little bit more color terms of how we should be thinking about a reasonable amount of time for you to get back to 2.7 times? Should we be thinking of that as sort of a two to three-year timeframe? Or should we potentially be thinking about 3 to 5 years? Thank you.

David Denton - CVS Health Corporation - EVP & CFO
Great. That's a great question. I have not specified that timeline specifically. Unfortunately, I'm not going to do that today. I do expect that -- obviously, we're at 3.2 times. Our objective, obviously, is to get to 2.7 times. We're going to do that in a reasonable, modest fashion to get us back down into that the zip code. But I haven't set a specific timeline. I don't really expect to do so. I will update the market as we continue to progress on this and make sure that there's clarity from that perspective on where we stand.

Priya Ohri-Gupta - Barclays Capital - Analyst
Okay. Thank you, I had to try.

David Denton - CVS Health Corporation - EVP & CFO
Thank you. (laughter) Good job.

Operator
John Heinbockel, Guggenheim.

John Heinbockel - Guggenheim Securities LLC - Analyst
So two things on the selling season. Number one, can you tell how much the ongoing consolidation in the PBM space may have helped you this selling season with the health plans? If not, does that lie in front of us for next year? Then secondly, if you look at the first year margin, right on the $11 billion and how that would compare to prior years? Is it very similar? Or just because of the magnitude of some of these plans, maybe it's a bit lower than prior years?

Larry Merlo - CVS Health Corporation - President & CEO
Yes, John, it's Larry. Let me take the first part. Then I'll ask Dave to comment on the second question in there. But, John, I think as you look at the timing of the selling season. I think this particular 2016 selling season was really unaffected by some of the M&A activity that occurred. So I think that opportunity is in front of as -- we assume -- well, in some respects we've already begun on 2017, when you think about some of the health plan clients out there.

David Denton - CVS Health Corporation - EVP & CFO
Then as it relates to the profitability or the margin of those new clients. John, as typical, new clients when they come on as a new PBM book of business, they come on a very thin margin. The objective that we have is over time is really twofold, is to sell in our programs and products that drive additional performance within the PBM.

But probably as importantly, work to drive adherence programs into one of our dispensing channels to ultimately improve the outcomes of the patients and members that we serve. So you'll see them come on thin. You'll see them grow over time. We expect that trend to continue as we cycle into this selling season as we implement that into 2016.

John Heinbockel - Guggenheim Securities LLC - Analyst
All right. Then secondly, right. If you look at pharmacy traffic versus front-end, right. So pharmacy obviously growing a bit faster. I know you're doing things on the merchandising and marketing side. But when you think about conversion of pharmacy customers to front-end and maybe even on that same trip. Is there opportunity there, whether it's -- I don't know if it's operational or something else, to on that trip convert some more of that pharmacy traffic to front-end business? Or not really, right? Because of drive-thru and other factors?

Helena Foulkes - CVS Health Corporation - EVP & President of Retail
Yes. I think there always is. Look -- when I said before that we're really focused on health and beauty, health is critical because when the consumer thinks about us, she's really thinking about all her healthcare needs. So in particular, we look at people who are chronic customers and think about all the ways that we can serve them in our stores.

For example, the work that we're doing on store brands is really important to people who have a lot of health issues and are worried about how to maintain good health and save money with high-quality products. So I think a big part of our focus and effort is on how to make the front-store an extension of the pharmacy experience. Then obviously, the outcome of that is driving higher sales as it relates to serving their patients.

John Heinbockel - Guggenheim Securities LLC - Analyst
Okay. Thank you.

Larry Merlo - CVS Health Corporation - President & CEO
All right. Thanks, John.

Operator
Mark Wiltamuth, Jefferies.

Mark Wiltamuth - Jefferies LLC - Analyst
I just wanted to get a little update on your thoughts on the generic wave into 2016? We've now had some of the wildcards on multi-source break opens resolved. Also if you give a little update on what you're seeing on generic cost inflation?

Larry Merlo - CVS Health Corporation - President & CEO
Maybe I'll talk a bit about the availability of generics. It's been a little lighter than we thought. We're focusing them to be a little lighter going forward, over the next several periods. That's really driven by the availability of break open generics, where there's multiple suppliers in the marketplace. Which, as you know, there's multiple suppliers in the marketplace that allows us to reduce our costs of goods sold. We see that cycling both the back half of this year and potentially to 2016.

We'll update you a lot more on Analyst Day, as we'll have a better picture of what 2016 looks like. As far as generic inflation, I think, it's -- the overall marketplace continues from a generic perspective to be deflationary in totality. That has been true throughout the year, we expect that to be true as we forecast out the balance of this year. I think, just in general, generic inflation has been modest this year as it compared to, I'll say, last year at this point in time.

Mark Wiltamuth - Jefferies LLC - Analyst
So you're saying on the availability of break open, it's a little softer now. You're going to cycle out of that. Then it'll be a better outlook into 2016?

Larry Merlo - CVS Health Corporation - President & CEO
I don't know about 2016. I just -- it's unclear at this point in time how 2016 shapes up in the sense of how those new generics come to marketplace -- come into the market. So we'll have more to say about that when we get to Analyst Day, because we'll have a better view of the cadence of that.

Mark Wiltamuth - Jefferies LLC - Analyst
Okay. Thank you very much.

Larry Merlo - CVS Health Corporation - President & CEO
You're welcome. Take care.

Operator
David Larsen, Leerink Partners.

David Larsen - Leerink Partners - Analyst
Congratulations on a good quarter. Could you please talk about your relationship with Aetna and a potential Humana transaction? The increment of value you might be able to bring to the combined enterprise? Then just any thoughts on Humana's relationship with Walmart and their low-price PDP plan? Thanks a lot.

Larry Merlo - CVS Health Corporation - President & CEO
David, it's Larry. We certainly can't talk about Humana's relationship with Walmart. Okay, that would be a question for them. But to your first question, I think as everyone is aware, we have a 12-year strategic agreement with Aetna. It runs through December of 2022. Aetna has termination rights beginning in January of 2020, as has been disclosed. We've got a very strong working relationship with Aetna. We work closely. We'll continue to work closely. I think we've brought value to their business and their clients in a very differentiated way.

I think that the fact that we have a singular focus on pharmacy and for many of the reasons that we've been talking about on the call, the innovation that we bring, the scale that we have as the largest purchaser of generics, the integrated model that brings solutions to access quality and outcomes, and the broad capabilities that we have, I think it puts us in a very, very good position. I think there's the possibility that folks could be thinking about in-sourcing their PBM. But I think when you consider all of those factors, I think it creates a sub-optimal situation for them.

David Larsen - Leerink Partners - Analyst
Would you be able to create or maintain a unique network, in that the Walmart PDP remains in place?

Larry Merlo - CVS Health Corporation - President & CEO
If you look at the makeup of the PBM network today, Walmart is an important provider in that space. So I wouldn't see any barrier to the role that Walmart plays as an important pharmacy provider.

David Larsen - Leerink Partners - Analyst
Great. Thanks a lot.

Larry Merlo - CVS Health Corporation - President & CEO
Okay. Thanks, everyone. Listen, I know this was a rather lengthy call today. Obviously, we had a lot to talk about. There are, as Dave outlined, there are a lot of moving parts. We've done our very best on those slides to show you the variables that are in play. Obviously, if you have any follow-up questions, you can contact Nancy. So thanks again, everybody.

Operator
Thank you. This does conclude today's teleconference. You may disconnect your lines at this time. Have a great day.

Explanatory Note: The following frequently asked questions documents was provided to Omnicare, Inc. employees.

Omnicare Transition to CVS Health: Additional Questions

In an effort to keep you up to date on the CVS Health-Omnicare merger, CVS Health has prepared this supplementary Frequently Asked Questions (FAQ) document to help answer questions regarding the acquisition and how it may affect you.

CVS Health is excited that Omnicare is joining the CVS Health family. We realize that this can be a time of uncertainty for you as it relates to employment, compensation and benefits going forward. Omnicare and CVS Health are working diligently to develop a comprehensive transition plan covering all aspects of the merger, including all compensation and benefit programs.

While we have answered many of your questions today (and in a previous FAQ), there are some questions that we are not able to answer yet as we work toward completing our integration plan. CVS Health will provide information as it becomes available and intends to keep you informed of our integration plans through the merger.

In several of the answers to these questions, we refer to the introduction of CVS Health benefits. At this time, CVS Health anticipates that Omnicare employees will have the opportunity to enroll in CVS Health benefits on or about January 1, 2017. In the interim, CVS Health will continue to offer the current suite of Omnicare benefits after the merger and will keep you informed of any changes.

Benefits

Q. Will employees receive a CVS Health discount card? If so, when?
A: Omnicare employees will receive a CVS Health employee discount (ExtraCare) card approximately 30 days after the merger closes. The employee discount card generally entitles you to:

•	30% discount on CVS/pharmacy Brands and Exclusive Brands

•	20% discount and 2% back in Extra Bucks on all other purchases

•	10% discount on all CVS.com purchases

Q. Can you tell me more about plans for tuition reimbursement?
A. Omnicare recently introduced a new tuition reimbursement benefit that will reimburse you up to $1,000/year for eligible education expenses. CVS Health plans to continue this benefit after the merger.

Q. Will accrued, unused 2015 Paid Time Off (PTO) roll over into 2016?
A. Up to 40 hours of accrued, unused PTO may be rolled over into 2016.

Q. How will PTO work for 2016?
A. Employees will generally accrue PTO during 2016 according to Omnicare’s current policy. For employees with sick bank balances, additional communication will be provided by CVS Health after the merger. More information will be provided in advance of the introduction of CVS Health benefits.

Q. What will happen to my 401(k), my investments and my account with Charles Schwab?
A. Your current 401(k) plan will remain in place, and you will continue to manage your elections and investments and view your account as you do today, until the introduction of CVS Health benefits. Upon closing of the merger, Omnicare shares within the 401(k) plan will be cashed out and transferred to a to-be-determined investment fund. Details about the investment fund will be mailed to your home. More information will be provided in advance of the introduction of CVS Health benefits, which is anticipated on or about January 1, 2017.

Q. Will our benefits change after the merger?
A. Until the introduction of CVS Health benefits, pension and welfare benefits (other than defined benefit pension plan benefits) shall be no less favorable, in the aggregate, than those provided before the closing date. This means that even though some changes may occur, the overall value of the total benefits package after the closing date through December 31, 2016 will be no less favorable than your existing benefits. When you transition to CVS Health you will be credited for your years of service with Omnicare for the purposes of vesting, level of benefits, time off and determining eligibility for CVS Health benefits, programs and policies.

Q. When will I learn more about CVS Health’s benefits?
A. As previously communicated, CVS Health currently provides a competitive benefits package including medical, prescription, vision and dental insurance as well as life insurance and short-term and long-term disability insurance. In addition, CVS Health offers a 401(k) retirement plan, an Employee Stock Purchase Plan, myTime (paid time off) and an employee discount. In the aggregate, CVS Health’s current benefits program is comparable to Omnicare’s current benefits offering. CVS Health will provide more comprehensive details about its benefit plans and programs in 2016.

Employment

Q. Does CVS Health support remote working arrangements?
A. CVS Health believes that alternative work arrangements (AWA) can be a win-win situation for the company and the employee. CVS Health considers requests on a case-by-case basis and approval is generally based upon business needs. After the close of the merger, CVS Health will make every attempt to honor all current Omnicare AWA.

Q. In the last FAQs the phrase “If you join CVS Health in your current role” was used. Can you clarify what is meant by this statement, and what impact this may have on my compensation?
A. Many employees may join CVS Health in their current role (position) and may not experience a change to their current compensation after the close of the merger. There may be cases where employees join CVS Health in a job that is different from their current role. In these cases CVS Health will evaluate the role differences on a case-by-case basis to determine compensation changes, if any, relative to the new position.

Q. In the event my job is eliminated, will I receive severance and other support?
A. If a position is eliminated as a result of the merger, CVS Health is dedicated to supporting employees through their transition. The transition package includes severance pay and outplacement support. Also, Omnicare employees will have the opportunity to apply for open positions at CVS Health.

Branding

Q. What is the approach for branding Omnicare under the CVS Health name and will the building signage change?
A. There will be no branding or signage changes at this time and Omnicare will retain its name when the merger closes.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in the communication above may constitute “forward-looking statements” within the meaning of the federal securities laws. By their nature, all forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements for a number of reasons as described in our U.S. Securities and Exchange Commission (“SEC”) filings, including those set forth in the Risk Factors section and under the section entitled “Cautionary Statement Concerning Forward-Looking Statements,” in the case of CVS Health Corporation (“CVS Health”) and “Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 Regarding Forward-Looking Information,” in the case of Omnicare, Inc. (“Omnicare”) in our respective most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10- Q. These forward-looking statements may be identified by words such as “believes”, “expects”, “anticipates”, “projects”, “intends”, “should”, “seeks”, “estimates”, “future” or similar expressions or by discussion of, among other things, strategy, goals, plans or intentions. The factors that could cause actual results to differ materially include the following: the possibility that the anticipated synergies and other benefits from the proposed merger of CVS Health and Omnicare will not be realized, or will not be realized within the expected time periods; the inability to obtain regulatory approvals of the proposed merger (including the approval of antitrust authorities necessary to complete the proposed merger) on the terms desired or anticipated; the timing of such approvals and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the proposed merger; the risk that a condition to closing the proposed merger may not be satisfied on a timely basis or at all; the risk that the proposed merger fails to close for any other reason; the risks and uncertainties related to CVS Health’s ability to successfully integrate the operations, products and employees of CVS Health and Omnicare; the effect of the potential disruption of management’s attention from ongoing business operations due to the pending merger; the effect of the announcement of the proposed merger on CVS Health’s and Omnicare’s relationships with their respective customers, vendors and lenders and on their respective operating results and businesses generally; access to available financing on a timely basis and on reasonable terms; the outcome of any legal proceedings related to the proposed merger; and the risks and uncertainties normally incidental to the respective businesses of CVS Health and Omnicare. The foregoing review of factors should not be construed as exhaustive. Additional information concerning these and other risks and uncertainties can be found in CVS Health’s and Omnicare’s respective periodic reports filed with the SEC. Copies of these filings, as well as subsequent filings, are available online at www.sec.gov, www.cvshealth.com or www.omnicare.com or on request from CVS Health or Omnicare, as applicable. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as otherwise required by law, neither CVS Health nor Omnicare undertakes any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed merger of Omnicare and CVS Pharmacy, Inc., a wholly owned subsidiary of CVS Health. In connection with the proposed merger, Omnicare filed a definitive proxy statement on Schedule 14A with the SEC on July 20, 2015 and mailed the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the proposed merger. In connection with the proposed merger, CVS Health and Omnicare intend to file other relevant materials, if any, with the SEC. INVESTORS AND STOCKHOLDERS OF OMNICARE ARE ADVISED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS WITH RESPECT TO THE PROPOSED MERGER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and security holders are able to obtain the proxy statement, any amendments or supplements thereto and other relevant documents (when they become available) free of charge at the SEC's web site, http://www.sec.gov. In addition, Omnicare’s investors and security holders also may obtain free copies of the documents filed with the SEC through the Investors section of Omnicare’s website, www.omnicare.com, or by contacting Omnicare’s Investor Relations Department by telephone at (513) 719-1507 or by e-mail at investor.relations@omnicare.com.

Participants in Solicitation

CVS Health and its directors and executive officers, and Omnicare and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the holders of Omnicare common stock in connection with the proposed merger. Information about the directors and executive officers of CVS Health is set forth in the proxy statement for CVS Health’s 2015 Annual Meeting of Stockholders, which was filed with the SEC on March 27, 2015. Information about the directors and executive officers of Omnicare is set forth in the proxy statement for Omnicare’s 2015 Annual Meeting of Stockholders, which was filed with the SEC on April 17, 2015. Additional information regarding potential participants in such proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, was included in the definitive proxy statement filed by Omnicare with the SEC on July 20, 2015.

For internal distribution
To: All employees